Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-181290 and 333-181291) and Form S-8 (No. 333-173599) of STAG Industrial, Inc. of our report dated December 13, 2012 relating to the combined statements of historical revenue and certain expenses of the STAG Investments II Portfolio, which appears in the Current Report on. Form 8-K (as amended) of STAG Industrial, Inc. dated October 9, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, MA

December 13, 2012